Exhibit 3.28

ARTICLES OF INCORPORATION of CASTLE & COOKE TERMINALS, LIMITED As Adopted August 31, 1962

THESE ARTICLES OF INCORPORATION, made and entered into this 31st day of August, 1962, by and between JOHN H. SCOTT, MITSUYOSHI FUKUDA and HOWARD HUBBARD, residents of the City and County of Honolulu, State of Hawaii,

W  I  T  N  E  S  S  E  T  H:

That the parties hereto desiring to become incorporated as a corporation, in accordance with the laws of the State of Hawaii, and to obtain the rights and benefits conferred by said laws upon corporations, do hereby associate themselves and unite and form a corporation, and do make and enter into the following Articles of Incorporation, the terms whereof it is agreed shall be equally obligatory upon the parties signing this instrument and upon all others who from time to time hereafter may hold stock in the corporation.

FIRST: The name of the corporation shall be “CASTLE & COOKE TERMINALS, LIMITED”.

SECOND: The place of the principal office of the corporation in Hawaii and the street and mailing address of the initial office shall be 130 Merchant Street, Honolulu, Hawaii.

THIRD: The purposes for which the corporation is organized and its powers in connection therewith are as follows:

(1)	to operate a general stevedore, warehouse, storage, and terminal business in the State of Hawaii;

(2)	to acquire and take over, either by purchase, lease or otherwise, all property, effects and assets necessary in or convenient to any business or activity hereafter mentioned;

(3)	to acquire and take over, either by purchase, lease or otherwise, the assets and good will of any person, firm or corporation, in so far as it appertains to the stevedoring and kindred lines and activities carried on in the State of Hawaii;

(4)	to acquire, either by gift, purchase or otherwise, any and all kinds of real, personal or mixed property, privileges, easements and franchises of every nature and description, and to manage, control, sell, convey, exchange, lease, license, mortgage, pledge and/or otherwise deal with and dispose of the same, and to erect and construct buildings and works of all kinds;

(5)	to load and unload vessels, ships and all water-craft and aircraft and to carry on the general business of shipsmithing, repairing and out-fitting;

(6)	to carry on the business of warehousing and

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cold storage and all the business necessary or impliedly incidental thereto; and to further carry on the business of general warehousing in all its several branches, to construct, hire, purchase, operate and maintain all or any conveyances for the transportation in cold storage or otherwise by land or by water of any and all products, goods or manufactured articles; to issue certificates and warrants, negotiable or otherwise, to persons warehousing goods with the corporation, and to make advances or loans upon the security of such goods or otherwise; to manufacture, sell and trade in all goods usually dealt in by warehousemen; to construct, purchase, take on, lease or otherwise acquire any wharf, pier, dock, or works capable of being advantageously used in connection with the shipping and carrying or other business of the corporation; and generally to carry on and undertake any undertaking, transaction or operation commonly carried on or undertaken by warehousemen, and any other business which may from time to time seem to the directors capable of being conveniently carried on in connection with the above, or calculated directly or indirectly to enhance the value of or render profitable any of the corporation’s properties or rights;

(7)	to manufacture ice, create cold or warm storage,

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to erect all necessary buildings for its successful operation, to deal in ice, with the privilege of leasing or renting to others storage apartments; in general to do anything connected with the manufacture of ice, to buy or sell ice, or to conduct the warm or cold storage business connected therewith;

(8)	to own, equip, maintain and operate a general transfer business to transfer, transport, convey and haul passengers, travellers, baggage, parcels and such like articles that may be for transfer, and to do a general transfer business for the accommodation of the public generally for hire in the State of Hawaii;

(9)	to build, fit out and repair, and lend money upon ships and vessels of every description; to construct and repair steam engines, boilers and machinery; to construct and maintain for the use of the corporation, or for letting out on hire, graving and other docks, and other conveniences for the building, repairing or docking of ships and other vessels, and to aid in or contribute to the construction of any such works; and to buy or otherwise acquire ships and vessels, complete or not complete, sound or out of repair, for the purpose of improving, reselling, letting out to hire, or otherwise making a profit out of the same;

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(10)	to own and operate dry docks with the right to buy and sell whatever else may be advantageous or incidental to a docking business;

(11)	to construct and maintain lines of tubing and piping for the transportation of oils or other liquids for the use of the public generally or in connection with stevedoring and transporting liquids, gas or other substance capable of being transported by pipe lines either in connection with stevedoring and shipping or otherwise;

(12)	to manufacture, deal in, build, repair, install, buy and sell marine specialties, marine hardware, gas engines, gasoline engines, marine engines, hulls, accessories, apparatus and appliances of all kinds used in connection therewith, and to transact such other business incidental thereto as may be necessary and proper in the conduct of the business of said corporation;

(13)	to build, manufacture, own, furnish, rent, sell and maintain plants for furnishing power, heat and light for any and all lawful purposes;

(14)	to own, use and operate dredges and dredging plants, engines, rock drills and drill scows for the purpose of dredging and deepening channels, slips, arms of the sea and also for the purpose of filling up swamps, low lands and waste areas, and generally reclaiming lands and locations;

(15)	to conduct the business of general engineering

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and contracting for all types of construction, and the preparation and production of materials to be used in connection therewith; to do all work in connection with the construction and repair of bridges, piers, docks, foundations, shafts, tunnels, wells, water-works, light-houses, powerhouses, buildings, railroads, canals and all kinds of excavation and iron, wood, masonry and earth construction, including the designing and engineering incident thereto;

(16)	to build, construct, acquire, own, maintain and operate a railroad of standard gauge, with the right of way, roadbed, tracks, sidetracks, switches, way stations, freight houses and all necessary, useful and convenient buildings and structures; to operate the same by steam or other motive power with locomotives, locomotive engines, passenger and freight cars and carriages, and all machinery, appliances, tools and implements of any and every character and description necessary, proper or convenient in the management, operation and control of a railroad system and to erect and maintain thereon suitable stations and all necessary terminal facilities;

(17)	to carry on a general salvage business and wrecking business, and to maintain and operate the necessary plant and machinery in connection therewith;

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(18)	to carry on the business of manufacturing acid phosphates and other chemical compounds of any and all kinds and to do any and all acts and transact any and all business that shall or may be or become incident to or arise out of or be connected with such manufacturing business, or any part thereof, to the full extent that the same shall be or become allowable or authorized under any statute applicable thereto now or hereafter to be in force;

(19)	to carry on a general mercantile or merchandise business and to purchase, sell and deal in such domestic and foreign goods, supplies and merchandise as are or may be sold in the general merchandising business;

(20)	to apply for, obtain, register, purchase, lease or otherwise to acquire, and to hold, use, own, operate and introduce, and to sell, assign, or otherwise to dispose of any trade marks, trade names, patents, inventions, improvements and processes used in connection with or secured under letters patent of the United States or elsewhere or otherwise, and to use, exercise, develop, grant licenses in respect of, or otherwise to turn to account any such trade marks, patents, licenses, processes and the like, or any such property or rights;

(21)	to carry on a steam and general laundry business

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and to wash, clean, purify, scour, bleach, wring, dry, iron, color, dye, disinfect, renovate and prepare for use all articles of wearing apparel, household, domestic and other linen, cotton and woolen goods and clothing and fabrics of all kinds;

(22)	to introduce, erect, provide, maintain, operate, lease or otherwise control coffee houses, restaurants, cafes, inns, eating houses, taverns or places of entertainment and refreshment;

(23)	to carry on business as capitalists, financiers, promoters, cessionaires and merchants, and to undertake and carry on and execute all kinds of financial, commercial, trading and other operations, and to carry on any other business which may seem to be capable of being conveniently carried on in connection with any of these objects;

(24)	to enter into, make, perform and carry out contracts of every kind for any lawful purpose with any person, firm, association or corporation, one or more;

(25)	to acquire and carry on all or any part of the business or property and to undertake any liabilities of any person, firm, association or company possessed of property suitable for any of the purposes of this corporation, or carrying on any business which this corporation is authorized to carry on and as the consideration for the same

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to pay cash or to issue any shares, stock or obligations of this corporation;

(26)	to enter into partnership or into any arrangement for sharing profits, union of interest, joint adventure, reciprocal concessions or cooperation with any corporation or corporations carrying on, engaged in, or about to carry on or engage in, any business or transaction which the corporation is authorized to carry on or engage in, or any business or transaction capable of being conducted so as directly or indirectly to benefit this corporation, and to take or otherwise acquire and hold, sell, reissue or otherwise deal with shares or stock in or securities or obligations of, and to subsidize or otherwise assist any such corporation, and to guarantee the principal or interest of any securities or obligations, or any dividends upon any shares or stock;

(27)	to purchase, subscribe for, or otherwise acquire, and to hold the shares, stocks or obligations of any company in the State of Hawaii or elsewhere, and, upon a distribution of assets or division of profits to distribute any such shares, stocks or obligations amongst the members of this corporation in kind;

(28)	to lend money to such person, upon such terms, and subject to such conditions as may seem expedient;

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(29)	to sell, let, develop, dispose of, or otherwise deal with all or any part of the property of the corporation, upon any terms, with power to accept as the consideration any shares, stocks, or obligations of or interest in any other company;

(30)	to enter into any arrangement with any government or authority and to obtain from any such government or authority, any rights, concessions and privileges that may seem conducive to the corporation’s objects or any of them;

(31)	to establish and support, or aid in the establishment and support of associations, institutions and conveniences calculated to benefit any of the employees or ex-employees of the corporation or the dependents or connections of such persons, and to grant pensions and allowances, and to make payments towards insurance, and to subscribe or guarantee money for charitable or benevolent objects, or for any exhibition, or for any public or private useful object;

(32)	to borrow money and to incur indebtedness, without limit as to the amount, and in excess of the capital stock of the corporation, and to issue bonds, debentures, debenture stock, warrants, notes or other obligations therefor, and to secure the same by any lien, charge, grant, pledge, deed of trust or mortgage of the whole or any part of the real and/or personal property of the

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corporation, then owned and/or thereafter to be acquired, and/or to issue bonds, debentures, debenture stock, warrants, notes or other obligations without any such security;

(33)	to carry on any other lawful business whatso-ever which may seem to the corporation capable of being carried on in connection with the foregoing purposes and powers, or calculated directly or indirectly to promote the interest of the corporation or to enhance the value of its properties, and to have, enjoy and exercise all the rights, powers and privileges which are now or which may hereafter be conferred upon similar corporations organized under the laws of Hawaii;

(34)	to carry out the foregoing purposes and to exercise the foregoing powers or any thereof in the State of Hawaii and/or elsewhere in the world.

The foregoing clauses shall each be construed as purposes and powers, and the matters expressed in each clause or any part of any clause shall be in no wise limited by reference to or inference from any other clause or any other part of the same clause but shall be regarded as independent purposes and powers and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of the general purposes and powers of the corporation nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed.

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FOURTH: In accordance with the laws of the State of Hawaii made and applicable to corporations formed there-under, the corporation shall be entitled to and shall have power:

(a)	to have succession and corporate existence perpetually;

(b)	to sue and be sued in any court;

(c)	to make and use a common seal, and alter the same at its pleasure;

(d)	to hold, purchase and convey such property as the purposes of the corporation shall require, without limit as to amount, and to mortgage, pledge and hypothecate the same to secure any debt of the corporation;

(e)	to appoint such subordinate officers and agents as the business of the corporation shall require;

(f)	to make by-laws not in conflict with law or these articles of incorporation;

and may possess and exercise any and all powers, not inconsistent with law, reasonably incidental to the fulfillment of its purposes as set forth in these articles of incorporation, or reasonably incidental to the exercise of its powers as set forth herein.

FIFTH: The amount of capital stock of the corporation shall be Four Hundred Fifty Thousand Dollars ($450,000), divided into Forty-five Thousand (45,000) shares of the par value of Ten Dollars ($10) each, with

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the right to increase said capital from time to time to a sum not to exceed Two Million Dollars ($2,000,000).

SIXTH: There shall be a board of directors of the corporation to consist of not less than five nor more than fifteen members, who shall be elected annually by the stockholders at such times, in such manner, and for such terms as may be prescribed by the by-laws, which also may provide for the filling of vacancies and temporary vacancies. The directors need not be stockholders of the corporation. The board of directors shall have full power to control and direct the business and affairs of the corporation, subject, however, to instructions by the stockholders, and to any limitations which may be set forth in statutory provisions, in these articles of incorporation, and in the by-laws of the corporation. There may be an executive committee of the board of directors as provided for in the by-laws.

SEVENTH: The board of directors shall elect each year a president, one or more vice presidents, a secretary and a treasurer, and from time to time such other officers as the conduct of the business of the corporation may require. The president and at least one vice president shall be elected from among the directors. Additional vice presidents, if any, the secretary, the treasurer, and such other officers as may be elected may or may not be directors. No officer need be a stockholder.

EIGHTH: An auditor shall be elected annually by the stockholders. The auditor may be an individual, partnership or corporation. The auditor shall not be an officer of

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the corporation.

NINTH: No stockholder shall be liable for the debts of the corporation beyond such amount as may be due and unpaid upon the share or shares held by him.

TENTH: Service of process may be made upon any officer of the corporation.

ELEVENTH: In the absence of fraud no contract or other transaction between the corporation and any other corporation, and no act of the corporation, shall in any way be affected or invalidated by the fact that any of the directors of the corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation; and any director of the corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the board of directors of the corporation which shall authorize or approve any such contract or transaction or act and may vote thereat to authorize or approve any such contract or transaction or act with like force and effect as if he were not such director or officer of such other corporation or not so interested.

TWELFTH: The names and the business addresses and the street or mailing addresses, said street or mailing addresses being listed under the heading “Home Address”, of the initial directors of the corporation, are as follows:

Name	Business Address	Home Address
W. M. Bush	Castle & Cooke, Inc. Honolulu, Hawaii	2125 Haena Drive Honolulu, Hawaii

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Name	Business Address	Home Address
Howard Hubbard	Castle & Cooke, Inc. Honolulu, Hawaii	946 Maunawili Circle Kailua, Oahu, Hawaii

Edmund Jensen	Castle & Cooke, Inc. Honolulu, Hawaii	3065 Kalakaua Avenue Honolulu, Hawaii

Malcolm MacNaughton	Castle & Cooke, Inc. Honolulu, Hawaii	6015 Kalanianaole Highway Honolulu, Hawaii

John F. Murphy	Castle & Cooke, Inc. Honolulu, Hawaii	934 Maunawili Circle Kailua, Oahu, Hawaii

John H. Scott	Castle & Cooke, Inc. Honolulu , Hawaii	2522 Alaula Way Honolulu, Hawaii

THIRTEENTH: The names and the business addresses and the street or mailing addresses, said street or mailing addresses being listed under the heading “Home Address”, of the initial officers of the corporation are as follows:

Name and Office	Business Addressd	Home Address
John H. Scott, President	Castle & Cooke, Inc. Honolulu, Hawaii	2522 Alaula Way Honolulu, Hawaii

Edmund Jensen, Vice President	Castle & Cooke, Inc. Honolulu, Hawaii	3065 Kalakaua Avenue Honolulu, Hawaii

Howard Hubbard, Vice President and Treasurer	Castle & Cooke, Inc. Honolulu, Hawaii	946 Maunawili Circle Kailua, Oahu, Hawaii

Mitsuyoshi Fukuda, Secretary	Castle & Cooke, Inc. Honolulu, Hawaii	1411 Mamalu Street Honolulu, Hawaii

R. M. Macfarlane, Assistant Secretary	Castle & Cooke, Inc. 320 California Street San Francisco 4, California	110 Howard Drive Beivedere-Tiburon San Francisco, California

S. P. McCurdy, Assistant Treasurer	Castle & Cooke, Inc. Honolulu, Hawaii	3331 Paty Drive Honolulu, Hawaii

IN WITNESS WHEREOF, the parties hereto have

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hereunto set their hands and seals all the day and year first above written.

/s/ John H. Scott
John H. Scott

/s/ Mitsuyoshi Fukuda
Mitsuyoshi Fukuda

/s/ Howard Hubbard
Howard Hubbard

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STATE OF HAWAII	)
	)	ss.
CITY AND COUNTY OF HONOLULU	)

On this 31st day of August, 1962, before me personally appeared JOHN H. SCOTT, MITSUYOSHI FUKUDA and HOWARD HUBBARD, to me known to be the persons described in and who executed the foregoing instrument, and severally acknowledged that they executed the same as their free act and deed.

/s/ Masae J. Lisarka
Notary Public, First Circuit State of Hawai

My commission expires: 8/31/64